Independent Accountants' Review Report

The Audit Committee of the Board of Directors
Three Rivers Bancorp, Inc.

We have reviewed the accompanying consolidated balance sheets of Three Rivers Bancorp, Inc. and subsidiaries (the Company) as of September 30, 2001 and 2000, and the related consolidated statements of income for the three and nine months then ended, and the consolidated statements of cash flows and changes in stockholders' equity for the nine months ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Three Rivers Bancorp, Inc. and subsidiaries as of December 31, 2000,presented herein, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, not presented herein, and in our report dated January 31, 2001, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young
Pittsburgh Pennsylvania
November 9, 2001

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November 9, 2001

The Audit Committee of the Board of Directors
Three Rivers Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-39160) pertaining to the Three Rivers Bancorp, Inc. Stock Option Plan, the Registration Statement (Form S-8 No. 333-39166) pertaining to the Three Rivers Bancorp, Inc. Long-Term Incentive Plan, and the Registration Statement (Form S-8 No. 333-52798) pertaining to the Three Rivers Bancorp, Inc. 401(k) Plan of our report dated November 9, 2001 relating to the unaudited consolidated interim financial statements of Three Rivers Bancorp, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2001.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania

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